Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

AMERICAS TECHNOLOGY HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
	Equity	Shares of common stock, $0.001 par value(1)	Rules 457(c) and 457(f)(1) (5)	24,453,057	$10.36	$254,266,070.52	0.0000927	$23,570.47
	Equity	Warrants to purchase common stock(2)	Rules 457(c) and 457(f)(1) (6)	5,750,000	—	—	0.0000927	—
	Equity	Shares of common stock underlying warrants(3)	Rules 457(c) and 457(f)(1) (6)	5,750,000	$11.545	$66,383,750.00	0.0000927	$6,153.77
	Right	Contingent Value Rights(4)	457(g)	4,137,658	N/A	N/A	N/A	(7)
Total						$320,649,820.52		$29,724.24

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Pubco Common Shares”), of the registrant, Americas Technology Holdings Inc., a Delaware corporation (“Pubco”), issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement (the “Merger Agreement,” and transactions contemplated thereby (the “Business Combination”), including the transfer by continuation of ATAC out of the Cayman Islands and into the State of Delaware to redomicile as a Delaware corporation (the “Domestication”) among the registrant, Americas Technology Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“ATAC,” including its successor following Domestication) and Rally Communitas Corp., a Delaware corporation (“Rally”), and certain other parties. This number is based on (a) 12,905,399 Pubco Common Shares to be issued as merger consideration upon consummation of the Business Combination (the “Closing”) to holders of outstanding Rally common stock (“Rally Stockholders”), including 2,250,000 Pubco Common Shares to be placed into escrow in connection with Pubco’s obligations to holders of contingent value rights to be issued by Pubco at the Closing (“CVRs,” issuable pursuant to “CVR Agreements”); (b) 4,137,658 Pubco Common Shares to be issued to holders of ATAC public shares, assuming no redemptions of ATAC shares at Closing, (c) 2,875,000 Pubco Common Shares to be issued to ATAC Limited Partnership, a Delaware limited partnership (the “Sponsor”), in consideration of the Sponsor’s ATAC common stock, following the Domestication and upon consummation of ATAC’s merger with and into a subsidiary Pubco under the Merger Agreement (“Purchaser Merger”), including 750,000 Pubco Common Shares to be placed into escrow in connection with Pubco’s obligations under the CVR Agreements to holders of CVRs, (d) 125,000 Pubco Common Shares to be issued to EarlyBirdCapital, Inc., representative of the underwriters in ATAC’s initial public offering, upon consummation of the Purchaser Merger, and (e) 4,500,000 Pubco Common Shares issuable to Rally Stockholders upon the achievement by Pubco of certain targets set forth in the Merger Agreement.

(2)	Represents warrants of Pubco, each whole warrant entitling the holder to purchase one Pubco Common Share, to be issued in exchange for ATAC warrants pursuant to the Business Combination.

(3)	Represents Pubco Common Shares underlying Pubco warrants.

(4)	Represents Contingent Value Rights issued to holders of ATAC who do not redeem their ATAC ordinary shares in connection with the Business Combination.

(5)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $10.36, the average of the high and low prices of ATAC’s ordinary shares as reported on the NYSE on July 26, 2022.

(6)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on the sum of (a) the average of the high ($0.05) and low ($0.04) prices for the ATAC warrants on the NYSE on July 26, 2022 and (b) $11.50, the exercise price of the ATAC warrants, resulting in a combined maximum offering price per warrant of $11.545. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Pubco warrants has been allocated to the underlying Pubco Common Shares and those Pubco Common Shares are included in the registration fee.

(7)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Contingent Value Rights.